Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-4 (No. 333-282784), on Form S-3 (Nos. 333-273416, 333-197366, and 333-165127) and on Form S-8 (333-273416, 333-224925, 333-175545, 333-174639)  of BCB Bancorp, Inc. (the "Company") of our reports dated March 9, 2026 related to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, as they appear in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 9, 2026